FORM 4              U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                                            OMB APPROVAL
                                                   -----------------------------
[X] CHECK THIS BOX IF NO LONGER                    OMB NUMBER:  3235-0287
    SUBJECT TO SECTION 16. FORM 4                  Expires:  September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                      Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(b).                hours per response ...... 0.5
                                                   -----------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

  Kobacker                           Edward                             J.
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  (Last)                             (First)                         (Middle)

  5731 Still Forest Drive
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                                    (Street)

  Dallas                              TX                              75252
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

  U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

  January, 1998
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

                  Director                         10% Owner
           -----                           ------
                  Officer                    X     Other
           -----  (give title below)       ------  (specify below)

                        Former VP & Chief Operating Off.
                        --------------------------------
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7. Individual or Joint/Group Filing (Check Applicable Line)

   X  Form filed by One Reporting Person
 ----
      Form filed by More than One Reporting Person.
 ----

                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                             (Instr. 8)     (Instr. 3,4 and 5)            Owned at        (D) or        Ownership
                                 (Month/  ------------   --------------------------       End of Month    Indirect      (Instr. 4)
                                 Day/                              (A) or                 (Instr. 3       (I)
                                 Year)     Code    V      Amount   (D)       Price        and 4)          (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

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--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form if filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of         (Month/Day/     (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                             (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                                                                  Date
                                                                                                                  Exer-   Expiration
                                                                    Code      V         (A)        (D)            cisable Date
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Unit Options                                                      J +       V                       107,218++
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

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-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
   (Instr. 3 and 4)                                  Owned at End of Month        Direct (D) or                (Instr. 4)
------------------------                             (Instr. 4)                   Indirect (I) (Instr. 4)
  Title      Amount or
             Number of
             Shares
-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Units 107,218                              None
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EXPLANATION OF RESPONSES:
+  Cancellation without value received.
++ This number reflects the 93,233 Unit Options acquired as a result of the initial public offering on November 19, 1997 and the 13,985 Unit Options acquired as a result of the over-allotment option on December 12, 1997.


                               /s/ Edward J. Kobacker            2/17/98
                              --------------------------------   --------------
                              ** Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1474 (7-96)